UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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MORGAN STANLEY

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1221 Avenue of the Americas New York, NY 10020

May 8, 2017

Dear fellow Morgan Stanley shareholder:

Morgan Stanley’s Board of Directors recommends that you vote:

FOR: Six Company Proposals

•	Approve the compensation of named executive officers (“Say on Pay”)

•	Approve the amended and restated Equity Incentive Compensation Plan (EICP) to (i) increase shares available by 50 million shares, (ii) extend the term of the EICP for an additional 5 years, and (iii) re-approve, for purposes of Section 162(m) of the Internal Revenue Code, the performance criteria set forth in the plan

•	Approve holding the “Say on Pay” vote annually

•	Approve the amended and restated Directors’ Equity Capital Accumulation Plan (DECAP) to increase shares available by 1 million shares

•	Elect all Director nominees

•	Ratify Deloitte & Touche LLP’s appointment as the Company’s independent auditor

AGAINST: Two Shareholder Proposals

•	Exclude votes to abstain from shareholder proposal vote counts (proposal received support of 6% of votes cast last year)

•	Adopt a policy to prohibit vesting of deferred equity awards for senior executives who resign to enter government service (proposal received support of 16% of votes cast last year)

“Say on Pay” proposal

Like last year, the proxy advisory firm Institutional Shareholder Services (ISS) has recommended that shareholders vote for the “Say on Pay” proposal. However, also like last year, the proxy advisory firm Glass Lewis has recommended that shareholders vote against the proposal. At our 2016 annual meeting of shareholders, approximately 90% of the votes cast were in favor of our “Say on Pay” proposal. Morgan Stanley believes that performance and pay were properly aligned for 2016:

•	The Company delivered improved financial performance in 2016, driven by disciplined expense management: pre-tax profit, excluding DVA increased by 12% on flat revenues year-over-year and operating return on equity (ROE, ex DVA and discrete tax benefits) increased from 7.0% to 7.9%.

•	Furthermore, the Company continued to successfully execute on its long-term strategic objectives, including: being on track for $1 billion in expense reduction by 2017, retaining revenue footprint in Fixed Income with 25% headcount reduction, achieving Wealth Management pre-tax profit margin of 22%, and increasing the Company’s authorized share repurchase to $3.5 billion and quarterly common stock dividend to $0.20 per share.

•	Total shareholder return (TSR) was 36% in 2016, 42% over the three-year period from 2014 to 2016, and 200% over the five year period from 2012-2016. Morgan Stanley’s TSR over 2016 ranked first among global peers and outperformed the S&P 500 Financials Index return of 23% against a backdrop of improved market conditions in the latter half of 2016.

•	The Compensation, Management Development and Succession Committee of the Board of Directors has continued to use a well-defined process to determine CEO compensation for 2016: (i) setting performance priorities at the beginning of the year; (ii) establishing a target compensation range that is informed by prior year CEO compensation at peer financial firms; (iii) assessing Company and CEO performance at year end, including against the Board-approved performance priorities and strategic goals; and (iv) determining compensation at year-end based on its assessment of performance and discussion with the Board.

•	At year end, the CEO’s 2016 compensation was set at $22.5 million, a 7% increase from 2015 and flat to 2014, with shareholder aligned features: 72% of CEO compensation is deferred over three years and subject to clawback, with 39% of such deferred compensation delivered in a performance-vested long-term equity incentive program (LTIP) award.

•	LTIP awards are earned only if the Company achieves predetermined financial goals over a three-year period. Our historical LTIP results have demonstrated a direct connection between pay and long-term performance, with award payouts ranging from 0% of target to 135% of target and the most recent payout of the 2014 awards at 101% of target. Also, TSR has not been below the peer median with respect to any LTIP awards for which the performance period had concluded.

Accordingly, we urge you to vote FOR the advisory “Say on Pay” proposal.

EICP proposal

Morgan Stanley believes that a portion of compensation should be awarded in shares to align employee and shareholder interests. If the EICP proposal is not approved by shareholders, it will expire and the Company will not have sufficient shares for employee grants and will be compelled to increase the cash-based component of employee compensation, which is contrary to regulatory guidance and could reduce the alignment of employee and shareholder interests.

The additional 50 million shares are expected to allow the Company to make grants for approximately three years. The Company’s share repurchase program offsets the dilutive impact of these additional shares. Since Morgan Stanley re-initiated the share repurchase program in 2013, the Company has increased share repurchases each year (12 million, 28 million, 59 million, and 117 million shares from 2013 to 2016, respectively).

Accordingly, we urge you to vote FOR the amended and restated Equity Incentive Compensation Plan.

Proposal to adopt a policy to prohibit vesting of deferred equity awards for senior executives who resign to enter government service

Morgan Stanley believes that the government service clause reinforces the Company’s culture of public service and attracting and retaining talented employees. Morgan Stanley’s clause permits employees to enter government service without forfeiting deferred equity only when the government position prohibits the employee from continuing to hold Morgan Stanley stock. The deferred equity vests and is paid, but remains subject to cancellation and clawback over the deferral period.

Accordingly, we urge you to vote AGAINST this shareholder proposal.

Conclusion

I hope that this letter, together with the more detailed information in the attached presentation and in the Compensation Discussion & Analysis section of our proxy statement, will help you make a fully informed decision. If you have questions, or need assistance in voting your shares, please feel free to call our proxy solicitor, D.F. King & Co., Inc., at (212) 269-5550.

Very truly yours,

/s/ Martin M. Cohen

Martin M. Cohen

Corporate Secretary